Exhibit 99.2

MENLO THERAPEUTICS ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING AND FULL EXERCISE OF UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES

REDWOOD CITY, Calif., January 29, 2018 -- Menlo Therapeutics Inc. (NASDAQ:MNLO) today announced the closing of the Company’s initial public offering of 8,050,000 shares of common stock at a public offering price of $17.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to an additional 1,050,000 shares of common stock. Aggregate gross proceeds to the Company were approximately $136.9 million, before underwriting discounts, commissions and estimated offering expenses. All of the shares in the offering were offered by Menlo. Menlo’s common stock is listed on The NASDAQ Global Select Market under the ticker symbol “MNLO.”
Jefferies LLC, Piper Jaffray & Co. and Guggenheim Securities, LLC are acting as joint book running managers for the proposed offering. JMP Securities is acting as the lead manager for this offering.
A registration statement relating to the shares sold in this offering was declared effective by the Securities and Exchange Commission on January 24, 2018.  The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022; by phone at 1-877-821-7388; or by email at Prospectus_Department@Jefferies.com; Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402; by phone at 1-800-503-4611; or by email at prospectus@pjc.com; or Guggenheim Securities, LLC, Attention: Capital Markets Syndicate, 330 Madison Avenue, 8th Floor, New York, New York 10017 or by email at gsprospectusdelivery@guggenheimpartners.com.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About Menlo Therapeutics
Menlo Therapeutics Inc. is a late-stage biopharmaceutical company focused on the development of serlopitant, a once-daily oral NK1 receptor antagonist, for the treatment of pruritus associated with various underlying dermatologic conditions and for refractory chronic cough. The company has initiated a broad clinical development program for serlopitant including Phase 2 studies for the treatment of pruritus associated with atopic dermatitis, pruritus associated with psoriasis, and refractory chronic cough, and expects to start Phase 3 trials for the treatment of pruritus associated with prurigo nodularis in the first half of 2018. Menlo Therapeutics has worldwide rights to serlopitant, excluding Japan where Menlo Therapeutics has licensed serlopitant to JT Torii.
Contact for Menlo Therapeutics: media@menlotx.com
Investor Contact: patti.bank@westwicke.com